EXHIBIT 99.1

MAIDENFORM ANNOUNCES STOCKHOLDER APPROVAL OF
MERGER AGREEMENT WITH HANESBRANDS

ISELIN, N.J., October 3, 2013 – Maidenform Brands, Inc. (NYSE: MFB) today announced that based on a vote tally from the special meeting of stockholders held today, Maidenform stockholders have voted to approve and adopt the previously announced merger agreement under which Hanesbrands Inc. (NYSE: HBI) will acquire all of the outstanding shares of Maidenform common stock for $23.50 per share in cash, without interest.  Approximately 99.0 percent of the votes cast at the special meeting were in favor of the approval and adoption of the merger agreement, representing approximately 85.7 percent of Maidenform’s outstanding common stock as of August 23, 2013, the record date for the special meeting.

Maurice S. Reznik, Chief Executive Officer of Maidenform and Member of the Maidenform Board of Directors, said, “We are pleased that our stockholders recognize the immediate and substantial value of this compelling transaction.  We thank our stockholders for their support and look forward to a bright future ahead as part of Hanesbrands.”

Subject to satisfaction or waiver of the remaining customary closing conditions in the merger agreement, the transaction is expected to close on October 7, 2013, at which time Maidenform will cease to be traded on the NYSE.

About Maidenform
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During its 91-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Control It!®, Fat Free Dressing®, Flexees®, Lilyette®, Bodymates®, Inspirations®, Self Expressions® and Sweet Nothings®. Maidenform products are currently distributed in approximately 63 countries and territories outside the United States.

CONTACTS
Media:
Brooke Gordon/Jonathan Doorley/Jared Levy
Sard Verbinnen & Co
(212) 687-8080

Investors:
Christopher W. Vieth
Maidenform
(732) 621-2101
CVieth@Maidenform.com